Filed Pursuant to Rule 433
Registration Statement No. 333- 271881

Jefferies Financial Group Inc.
Market Linked Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to a Basket of Three Financial Sector Stocks due July 1, 2027
Term Sheet to Preliminary Pricing Supplement dated June 2, 2025

Summary of Terms
Issuer:	Jefferies Financial Group Inc.
Market Measure:
An approximately equally-weighted basket (the “Basket”) comprised of the following approximately equally-weighted basket components, with the return of each basket component having the weighting noted parenthetically: the common stock of JPMorgan Chase & Co. (33.34%); the common stock of The Goldman Sachs Group, Inc. (33.33%); and the common stock of Morgan Stanley (33.33%) (each, a “Basket component” and together, the “Basket Components”).

Pricing Date*:	June 27, 2025
Issue Date*:	July 2, 2025
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):
•     if the ending level is greater than the starting level:
$1,000 plus the lesser of: (i) $1,000 × basket return × upside participation rate; and (ii) the maximum return;
•     if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:
$1,000; or
•     if the ending level is less than the threshold level:
$1,000 + [$1,000 × (basket return + buffer amount)]

Stated Maturity Date*:	July 1, 2027
Starting Level:	100.00
Ending Level:
The product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 33.34% of the component return of the common stock of JPMorgan Chase & Co.; (B) 33.33% of the component return of the common stock of The Goldman Sachs Group, Inc.; and (C) 33.33% of the component return of the common stock of Morgan Stanley

Maximum Return:	At least 28.75% of the face amount per security, to be determined on the pricing date
Threshold Level:	85% of the starting price
Buffer Amount:	15%
Upside Participation Rate:	125%
Basket Return:	(ending level – starting level) / starting level
Component Return:	(final component price - initial component price) / initial component price
Initial Component Price:	The closing price of a Basket Component on the pricing date
Final Component Price:	The stock closing price (as defined in the pricing supplement) of a Basket Component on the calculation day
Calculation Day*:	June 28, 2027
Calculation Agent:	Jefferies Financial Services Inc. (“JFSI”), a wholly owned subsidiary of Jefferies Financial Group Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:
Up to 2.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.00% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee

CUSIP:	47233YJM8
Material Tax Consequences:	See the preliminary pricing supplement.
*subject to change
** In addition, selected dealers may receive a fee of up to 0.1% for marketing and other services
Hypothetical Payout Profile***

80%
60%
40%
28.75%
20%
0%
-20%
-40%
-60%
-80%
-100%
125% of Basket Return, to Maximum Return
15% buffer
-15%
Security Return at Maturity
Basket Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Hypothetical Security Return
Hypothetical Basket Return

***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.

We estimate that the value of each security on the pricing date will be approximately $948.00, or within $30.00 of that estimate.  See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for more information.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/96223/000114036125020993/ef20049847_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.
•	No Periodic Interest Will Be Paid On The Securities.
•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket Components.
•	Changes in the Price of the Basket Components May Offset Each Other
•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
•	The Tax Consequences Of An Investment In Your Securities Are Uncertain.
•	The Securities Are Subject To Our Credit Risk.
•	The Estimated Value Of The Securities On The Pricing Date, Based On Jefferies LLC Proprietary Pricing Models At That Time And Our Internal Funding Rate, Will Be Less Than The Original Offering Price.
•	The Estimated Value Of The Securities Was Determined For Us By Our Subsidiary Using Proprietary Pricing Models.
•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.
•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Jefferies LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
•
The Maturity Payment Amount Will Depend Upon The Performance Of The Basket And Therefore The Securities Are Subject To The Risks Associated With The Basket Components, As Discussed In The Accompanying Pricing Supplement and Product Supplement.

•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks In The Financial Sector.
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
•	The Securities May Become Linked To The Common Stock Of A Company Other Than an Original Underlying Stock Issuer.
•	You Have Limited Anti-dilution Protection.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Jefferies LLC.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.